Exhibit 99.1

Investor Relations: The IGB Group Leon Berman 212-477-8438 lberman@igbir.com	Media Contact: Joele Frank, Wilkinson Brimmer Katcher Jon Keehner / Kate Thompson / Lyle Weston 212-355-4449

Compass Diversified Announces Simplification of Tax Structure Designed to Unlock Shareholder Value

Approximately 98% of Voting Shareholders Approve Change to Governing Provisions

Board Elects for Trust to be Treated as Corporation for Tax Purposes Effective September 1, 2021

WESTPORT, Conn., August 4, 2021 — Compass Diversified (NYSE: CODI) (“CODI” or the “Company”), an owner of leading middle market businesses, today announced that, on August 3, 2021, its shareholders voted to approve amendments (the “Amendment”) to the governing documents of Compass Diversified Holdings (the “Trust”) to allow the Board of Directors (the “Board”) to cause the Trust to “check-the-box” to elect to be treated as a corporation for U.S. federal income tax purposes. CODI also announced that, following the shareholder vote, the Board has resolved to cause the Trust to elect to be treated as a corporation for U.S. federal income tax purposes. Such election will be effective September 1, 2021.

“We thank our shareholders for their support of this important change, which we believe presents a significant opportunity to unlock value for our current and future shareholders,” said Elias Sabo, CEO of CODI. “The simplification of our tax structure is a continuation of our efforts to find more efficient ways to lower our cost of capital following the strengthening of our capital structure earlier this year. In addition, we believe that electing to be treated as a corporation for tax purposes will allow CODI to expand its shareholder base and improve the likelihood of our stock’s inclusion within stock indices. With this momentum, we look forward to building on our already strong foundation and 15-plus years of success as a public company as we continue to leverage our permanent capital structure to our advantage and opportunistically acquire and manage leading businesses to deliver long term value for our shareholders.”

CODI expects that being treated as a corporation for U.S. federal income tax purposes will:

•	Increase share liquidity with broadened pool of investors;

•	Reduce weighted average cost of capital;

•	Create more flexibility in investment decisions;

•	Improve the likelihood of CODI’s stock’s inclusion within stock indices;

•	Improve the Company’s profile with ratings agencies; and

•	Reduce administrative cost.

Approximately 98% of shares voted were in favor of the Amendment, which constitutes over 57% of the outstanding shares entitled to vote. The final vote results, as certified by the independent Inspector of Election, have been filed on Form 8-K with the U.S. Securities and Exchange Commission.

On August 3, 2021, in order to offset a portion of the tax liability to the shareholders as result of the election to cause the Trust to be treated as a corporation for U.S. federal income tax purposes, the Board declared a special cash distribution of $0.88 per share on the Trust’s common shares (the “Common Shares”). The distribution on the Common Shares is payable on September 7, 2021 to all holders of record of Common Shares as of the close of business on August 31, 2021.

About Compass Diversified (“CODI”)

CODI owns and manages a diverse set of highly defensible North American middle market businesses. Each of its current subsidiaries is a leader in its niche market.

Leveraging its permanent capital base, long-term disciplined approach and actionable expertise, CODI maintains controlling ownership interests in each of its subsidiaries, maximizing its ability to impact long-term cash flow generation and value creation. CODI provides both debt and equity capital for its subsidiaries, contributing to their financial and operating flexibility. CODI utilizes the cash flows generated by its subsidiaries to invest in its long-term growth and has consistently generated strong returns through its culture of transparency, alignment and accountability.

Our nine majority-owned subsidiaries are engaged in the following lines of business:

•	The design and marketing of purpose-built technical apparel and gear serving a wide range of global customers (5.11);

•	The manufacture of quick-turn, small-run and production rigid printed circuit boards (Advanced Circuits);

•	The design and manufacture of custom packaging, insulation and componentry (Altor Solutions);

•	The manufacture of engineered magnetic solutions for a wide range of specialty applications and end-markets (Arnold Magnetic Technologies);

•	The design and marketing of dial-based closure systems that deliver performance fit across footwear, headwear and medical bracing products (BOA Technology);

•	The design and marketing of wearable baby carriers, strollers and related products (Ergobaby);

•	The design and manufacture of baseball and softball equipment and apparel (Marucci Sports);

•

The manufacture and marketing of portable food warming systems used in the foodservice industry, creative indoor and outdoor lighting, and home fragrance solutions for the consumer markets (Sterno); and

•	The design, manufacture and marketing of airguns, archery products, optics and related accessories (Velocity Outdoor).

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements with regard to the expectations related to the anticipated timing and impact of the tax election. Words such as “believes,” “expects,” “anticipates,” “intends,” “projects,” “assuming,” and “future” or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, including, but not limited to, the factors enumerated in the Form 10-K filed by CODI with the SEC for the year ended December 31, 2020, the proxy statement filed by CODI with the SEC on June 23, 2021 and other filings with the SEC. Except as required by law, CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.